Exhibit 10.2

Execution Version

Transition and Consulting Agreement

This Transition and Consulting Agreement (this “Agreement”) is made this 20th day of July, 2020 (the “Effective Date”) by and among Summit Materials, Inc., a Delaware corporation (the “Company”), and Thomas W. Hill (the “Executive”).

WHEREAS, the Executive has provided services to the Company and its subsidiaries (the “Company Group”) pursuant to that certain Employment Agreement by and between the Executive and Summit Materials Holdings L.P., dated July 30, 2009 (the “Original Employment Agreement”), as modified by that certain Participation Notice and Agreement under the Summit Materials, Inc. Executive Severance Plan (the “Severance Plan”) by and between the Executive and the Company, dated December 21, 2017 (such Participation Notice and Agreement together with the Original Employment Agreement, the “Prior Employment Agreement”);

WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company, and the Company and the Executive wish to provide for an orderly succession in connection with the Company’s appointment of a new individual to succeed the Executive in the role of President and Chief Executive Officer of the Company (the “Successor CEO”);

WHEREAS, the Executive currently qualifies for “retirement” under the Existing Equity Awards (defined below);

WHEREAS, in order to effect such an orderly succession, the Company and the Executive wish to enter into this Agreement to address the scope of the Executive’s duties, responsibilities and compensation in connection with such succession; and

WHEREAS, the Company and the Executive also wish to enter into a consulting arrangement to be effective upon the termination of the Executive’s employment with the Company.

NOW, THEREFORE, subject to and in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1.              CEO Employment Period: Transition Period; Consulting Period; Resignation from the Board

(a)               CEO Employment Period; Transition Period

(i)                 The Company and the Executive acknowledge and agree that the Executive shall continue to serve as the President and Chief Executive Officer of the Company through August 31, 2020, which is the day prior to the date on which Executive’s successor as Chief Executive Officer shall be appointed and commence service in such role (such successor commencement date, the “Transition Date”). The period of time commencing on the Effective Date and ending on the Transition Date shall be referred to herein as the “CEO Employment Period”. Notwithstanding the foregoing, Executive’s employment may be terminated in accordance with Section 4 and Section 5 of this Agreement.

(ii)              The Executive shall cease to serve as the President and Chief Executive Officer of the Company on the Transition Date. The Executive shall instead serve as the Senior Advisor of the Company commencing on the Transition Date and ending on December 31, 2020 (the “Employment Termination Date”). Except as otherwise provided for herein, the Executive’s full-time employment with the Company shall cease on the Employment Termination Date. The period of time commencing on the Transition Date and ending on the Employment Termination Date shall be referred to herein as the “Transition Period”. Notwithstanding the foregoing, Executive’s employment may be terminated in accordance with Section 4 and Section 5 of this Agreement.

(b)               Consulting Period. The Company agrees to engage the Executive as a consultant of the Company commencing on January 1, 2021, and the Executive agrees to render services as a consultant to the Company as of such date on the terms and conditions set forth below in Section 2. The term of service as a consultant to the Company will continue through July 20, 2023 (“Consulting Period”). Notwithstanding the foregoing, Executive’s engagement with the Company is subject to the Severance Conditions (defined below).

(c)               Resignation from the Board. The Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”) without payment of additional compensation through the Transition Date. The Executive hereby covenants and agrees that he shall (i) deliver to the Company written notice of the Executive’s resignation from his service as a member of the Board effective as of the Transition Date, in such form attached hereto as Exhibit A, and (ii) resign from the Board effective as of the Transition Date. In connection with such resignation, the Executive shall also resign all other positions that the Executive holds, except as Senior Advisor, (A) within the Company Group; (B) with any of the affiliates of the Company Group; and (C) with any other organization as to any position held at the request of, or as a representative of, the Company Group. Executive agrees to take any additional steps and sign any additional documentation that may be reasonably requested by the Company in order to give full effect or confirmation of such resignations.

2.              Employment Duties and Responsibilities; Consulting Duties and Responsibilities

(a)               Employment Duties and Responsibilities.

(i)                 During the CEO Employment Period, the Executive shall (i) continue to fully perform consistent with his position as President and Chief Executive Officer of the Company, reporting to the Board, and shall perform such other duties and render such other services as are customarily associated with such position or reasonably requested from time to time by the Board and (ii) devote all of his professional working time and use his best efforts to advance the business and welfare of the Company Group.

(ii)              During the Transition Period, the Executive shall (i) serve as a full-time employee of the Company; (ii) perform such duties and render services as are reasonably requested from time to time by the Successor CEO or the Board; and (iii) devote all of his professional working time and use his best efforts to advance the business and welfare of the Company Group.

(iii)            During the CEO Employment Period and the Transition Period, Executive will not engage in any other employment or business activities or any other activities for any direct or indirect remuneration that would conflict or interfere with the full performance of his duties hereunder. The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees, so long as such activities do not conflict or interfere with the performance of the Executive’s responsibilities hereunder.

(b)               Consulting Duties and Responsibilities.

(i)                 During the Consulting Period, the Executive agrees to be available to provide such consulting services as may be reasonably requested from to time by the Successor CEO, at the rate of one day per month (unless a different rate of services is agreed to by the parties, provided that no such rate shall constitute more than 20% of the average level of services the Executive performed in the thirty-six (36) months prior to the Employment Termination Date). The Executive will use his good faith efforts to perform such consulting services to the best of his abilities. The consulting services described in this Section 2(b)(i) shall be referred to herein as the “Services”.

(ii)              During the Consulting Period, the relationship of the Executive to the Company will be that of an independent contractor, and Consultant shall have no authority to bind or represent the Company and the Company shall have no right to direct or control the manner in which Consultant performs the Services hereunder. Nothing in this Agreement shall be construed to create, during the Consulting Period, any association, partnership, joint venture, employment, or agency relationship between the Executive and the Company for any purpose.

3.               Compensation; Employee Benefits; Business Expenses.

(a)               Employment Base Salary and Annual Cash Bonus. Subject to Section 4 and Section 5 of this Agreement, during the CEO Employment Period and the Transition Period:

(i)                 The Executive shall receive a base salary at a rate of $900,000 per year, which shall be paid in accordance with the customary payroll practices of the Company (the “Employment Base Salary”).

(ii)              The Executive shall be eligible to earn an annual cash performance bonus for fiscal year 2020 of 150% (at target) of the Employment Base Salary, as determined by the Board in its sole discretion and based on the performance metrics chosen by the Board for fiscal year 2020 (the “2020 Annual Bonus”); provided, that such determinations by the Board shall be made in a manner consistent with the past practices of the Company; provided, further, that the 2020 Annual Bonus (if any) shall be paid on the same date and in the same manner as annual cash performance bonuses are otherwise paid to the senior executives of the Company and in all events during calendar year 2021.

(b)               Consulting Fees. During the Consulting Period, the Executive shall not receive any compensation or benefits from the Company other than the benefits arising from (i) the vesting of the “Existing Equity Awards” (as defined below) and the “Transition Equity Award” (as defined below) and (ii) severance payments and benefits as described in Section 4 and 5 of this Agreement. For the avoidance of doubt, such amounts relate to the Executive’s employment (and not the Services during the Consulting Period) and are therefore subject to applicable tax withholding and reporting.

(c)               Equity Awards. Subject to Section 4 and Section 5 of this Agreement, the Executive shall be eligible to receive equity-based compensation as follows:

(i)                 During the CEO Employment Period and the Transition Period, the Executive shall continue to be eligible to participate in the Summit Materials, Inc. 2015 Omnibus Incentive Plan, as amended from time to time, or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group (the “Company Equity Plan”). Equity awards granted to the Executive under the Company Equity Plan shall settle in shares of Class A common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged) (“Shares”). The parties acknowledge and agree that Exhibit B to this Agreement sets forth a correct and complete list of all of the equity awards that have been granted by the Company to the Executive prior to the Effective Date and that are outstanding on the Effective Date (the “Existing Equity Awards”).

(ii)              On or as soon as administratively practicable (but not later than fifteen (15) days) after the Effective Date, the Company shall grant to the Executive an equity award under the Company Equity Plan in the form of time-vesting restricted stock units with a grant date fair value of $2,500,000 with the number of Shares subject to such award calculated based on the 20-day average closing price per Share immediately preceding the Effective Date (the “Transition Equity Award”). The Transition Equity Award shall be evidenced by a restricted stock unit award agreement in a form consistent with the award agreement used for the Existing Equity Awards that are awards of restricted stock units, as modified consistent with the other terms of this Agreement.

(1)               The Transition Equity Award shall vest in equal installments of one-third of the Transition Equity Award on each of the first, second and third anniversaries of the Effective Date, subject to (A) the Executive not resigning as an employee prior to the Employment Termination Date; (B) the Executive continuing to make himself available to provide the Services, and providing such Services, during the Consulting Period; (C) the Executive’s compliance with the covenants set forth in Section 7 and Section 8 of this Agreement; and (D) the Executive not being in material breach of his obligations under Section 9 of this Agreement (the “Transition Equity Award Vesting Conditions”).

(2)               Upon the Executive’s breach of any of the Transition Equity Award Vesting Conditions at any time or the termination of his employment for “Cause” (as defined below) prior to the Employment Termination Date, the Executive shall forfeit the unvested portion of the Transition Equity Award in exchange for no consideration, and the Company shall also have the right to recoup any of the Shares issued to the Executive in connection with the vesting of any portion of his Transition Equity Award.

(3)               Upon the Executive’s death, or if the Executive’s employment or Services are terminated by the Company due to his “Disability” (as defined below), 100% of the Transition Equity Award shall become vested.

(4)               Definitions.

a.                   For purposes of this Agreement, and solely for the period commencing on the Effective Date and ending on the Employment Termination Date, “Cause” shall mean (A) the Executive’s willful or grossly negligent continued failure to substantially perform the Executive’s material duties under this Agreement (other than as a result of his Disability (as defined below)) for a period of ten (10) days following written notice by the Board to Executive of such failure, (B) dishonesty in the performance of the Executive’s material duties under this Agreement, (C) an act or acts on the Executive’s part constituting, or plea of guilty or nolo contendere to, a crime constituting, (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) the Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties under this Agreement or (E) the Executive’s breach of Section 7 of this Agreement (“Restrictive Covenants”), Section 8 of this Agreement (“Confidentiality; Intellectual Property”) or Section 9 of this Agreement (“Non-Disparagement”) that is not cured (to the extent curable) for a period of ten (10) days following written notice by the Board to Executive of such breach.

b.                  For purposes of this Agreement, the Executive’s “Disability” shall occur if the Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties. Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(iii)            Subject to the above provisions of this Section 3(c), all equity awards granted to the Executive shall be subject to the Company Equity Plan and the terms and conditions set forth in the Company Equity Plan and the applicable award agreements. For the avoidance of doubt, the Executive has satisfied all requirements for “retirement” under the Existing Equity Awards and, upon grant, will satisfy such requirements for the Transition Equity Award; provided, that the Transition Equity Award shall be subject to the Transition Equity Award Vesting Conditions.

(d)               Employee Benefits.

(i)                 During the CEO Employment Period and the Transition Period, the Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively, the “Employee Benefit Plans”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided, however, that the Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such plans. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.

(ii)              During the Consulting Period, the Executive shall not be eligible to participate in any Employee Benefit Plan (other than in connection with the provision of the COBRA Benefits (as defined below)).

(e)               Business Expenses. Reasonable business expenses (such as reasonable business travel and accommodations) incurred by the Executive in the performance of the Executive’s duties hereunder and consistent with past practice shall be reimbursed by the Company in accordance with Company policies through the Executive’s termination of employment. During the Consulting Period, and so long as the Executive is providing the Services, business expenses incurred by the Executive in the performance of the Services shall be reimbursed by the Company in accordance with Company policies applicable to consultants of the Company.

4.                  Severance Plan. The Executive’s employment and consulting services hereunder may be terminated by either party at any time and for any or no reason. During the CEO Employment Period and the Transition Period, the Executive shall continue to be a participant in the Severance Plan. The Company and the Executive acknowledge and agree that the Executive shall be entitled to claim a “Constructive Termination” (as defined under the Severance Plan) upon the appointment of the Successor CEO on the Transition Date and thereby be eligible to receive severance payments and benefits pursuant to the terms of the Severance Plan. To the extent the Executive’s employment with the Company terminates prior to the Employment Termination Date, the Executive shall only be entitled to payments and benefits pursuant to the Severance Plan upon a “Qualifying Change in Control Termination” or a “Qualifying Termination” (each term as defined in the Severance Plan), as applicable, per the terms of the Severance Plan. Such payments and benefits pursuant to the Severance Plan shall be calculated based on the compensation set forth in Section 3(a) of this Agreement. For the avoidance of doubt, in the event of any termination prior to the Employment Termination Date (other than by the Company for Cause), the Existing Equity Awards shall be treated in accordance with the retirement provisions set forth in the applicable award agreements, which provide (x) for continued vesting until fully vested of all (if any) unvested stock options, (y) for continued vesting until fully vested of all restricted stock unit awards and (z) pro rata vesting, subject to achievement of applicable performance metrics for the performance period, of all unvested performance units. To the extent the Executive’s employment with the Company has not terminated prior to the Employment Termination Date, the Company and the Executive acknowledge and agree that the Executive shall only be eligible to receive the severance payments and benefits set forth in Section 5 of this Agreement.

5.              Termination of Employment on Employment Termination Date.

(a)               Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern the Executive’s rights to compensation and benefits upon his termination of employment with the Company Group on the Employment Termination Date. The Executive shall cease to be a participant in the Severance Plan as of the Employment Termination Date, and he shall not be eligible to receive any payments or benefits under the Severance Plan in connection with any termination of employment or engagement on or following the Employment Termination Date (including, for the avoidance of doubt, the Consulting Period). To the extent the Executive’s employment with the Company terminates prior to the Employment Termination Date, the Executive shall not be entitled to any payments or benefits under this Section 5, but shall only be entitled to payments and benefits as described under Section 4 to the extent of a Qualifying Termination or Qualifying Change of Control Termination thereunder. Upon the termination of the Executive’s employment on the Employment Termination Date, the Executive (or the Executive’s estate) shall receive the sum of the Employment Base Salary through the Employment Termination Date to which the Executive is entitled that has not theretofore been paid; any expenses owed to the Executive under Section 3(e); and any amount arising from the Executive’s participation in, or benefits under, any Employee Benefit Plans (including, without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such Employee Benefit Plans (collectively, the “Accrued Benefits”). In addition to the Accrued Benefits, upon the termination of the Executive’s employment on the Employment Termination Date:

(i)                 The Existing Equity Awards shall be treated in accordance with the retirement provisions set forth in the applicable award agreements, which, for the avoidance of doubt, provide (x) for continued vesting until fully vested of all (if any) unvested stock options, (y) for continued vesting until fully vested of all restricted stock unit awards and (z) pro rata vesting, subject to achievement of applicable performance metrics for the performance period, of all unvested performance units;

(ii)              The portion of the Transition Equity Award that is unvested as of the Employment Termination Date shall continue to vest subject to the conditions set forth above in Section 3(c)(ii); and

(iii)            Subject to (x) the Executive’s execution, within twenty-one (21) days following the Employment Termination Date, and non-revocation of a waiver and general release of claims agreement, in a form substantially similar to Exhibit C attached hereto (the “Release”), at the time of the Executive’s termination of employment and (y) the Executive’s compliance with the covenants set forth in Section 7, Section 8 and Section 9 of this Agreement (the sub-clauses (x) and (y), the “Severance Conditions”), the Executive shall receive the following payments:

(1)               Cash payments at a rate of $900,000 per year, which shall be paid in accordance with the customary payroll practices of the Company in equal installments no less frequently than monthly for a period of 30 months following the Employment Termination Date (such cash payments, the “Cash Severance”);

(2)               A cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the of the Company in which the Executive participates as of the Employment Termination Date, payable to the Executive for a period of 30 months in accordance with the Company’s payroll practices (the “COBRA Benefits” and together with the Cash Severance, the “Severance Benefits”). Such COBRA Benefits shall be made by the Company to the Executive subject to his submission of documentation substantiating the Executive’s payment of COBRA insurance premiums. If the Executive ceases to be eligible to receive COBRA continuation coverage during the 30-month period, the Executive shall continue to receive the COBRA Benefits so long as the Executive obtains alternative life, health, dental, and disability benefit coverage (the “Alternative Coverage”) unless such coverage is obtained by a third party employer of the Executive at which point the Executive shall cease to be eligible to receive the COBRA Benefits. The Executive shall be solely responsible for the portion of the cost of the Alternative Coverage that exceeds the level of COBRA Benefits being paid by the Company to the Executive on the date the Executive ceases to be eligible for COBRA continuation coverage.

(b)               If the Executive breaches any of the Severance Conditions, the Executive shall no longer be entitled to receive the remaining portion(s) of the Severance Benefits and shall automatically forfeit the remaining portion(s) of the Severance Benefits in exchange for no consideration.

(c)               Following the Executive’s termination of employment on the Employment Termination Date, except as set forth in Section 5(a) of this Agreement, the Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other arrangement with the Company Group. In the event of the Executive’s death after the Employment Termination Date, or if the Executive’s Services are terminated by the Company due to his “Disability”, the Executive or his beneficiary (or, if none, the Executive’s estate) shall be entitled to receive all unpaid payments and benefits that otherwise would be due to the Executive had he survived or had the Services not been terminated due to his Disability (and the Severance Conditions shall be deemed satisfied for such purpose).

(d)               Return of Property. Upon termination of the Executive’s employment with the Company Group, whether voluntary or involuntary, on or prior to the Employment Termination Date, the Executive shall immediately following his termination of employment deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates, or otherwise pertains to the Company Group or any of their affiliates (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company Group during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company Group or any of their affiliates. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company Group or any of their affiliates that have been or are inadvertently directed to the Executive following the date of his termination of employment. The provisions of this Section 5(d) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company Group and their respective affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company Group, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 5(d).

(e)               Ongoing Assistance. Following the termination of the Executive’s employment or engagement with the Company Group, the Executive shall execute any and all documents and take any and all actions which the Company may reasonably request to effect the transition of the projects being worked on by the Executive at the time of termination, the Executive agrees to make himself available with respect to, and to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with the Company Group (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any of its affiliates, including providing testimony and preparing to provide testimony if so requested by the Company or any of its affiliates.

6.               Assistance with Claims.

(a)               The Executive agrees and acknowledges that he shall, upon the reasonable request of the Company or its respective counsel, assist in the defense of any claim that may be made against any member of the Company Group (or any of their respective past or present directors, officers, employees, partners, members, or shareholders) and the Executive by any third parties, or in the prosecution of any claim that may be made by any member of Company Group against any one or more third parties (other than the Executive), with respect to any matter arising or occurring, in whole or in part, during the period prior to the date of termination of the Executive’s employment or engagement. The Company’s legal counsel shall represent the Company and the Executive in connection with any such claim unless such legal counsel chosen by the Executive determines that the Executive should retain independent legal counsel due to a conflict or potential conflict of interests of the Company’s legal counsel. If the Executive provides any such assistance under this Section 6(a) or under Section 5(e), the Company shall pay for all of the Executive’s reasonable out-of-pocket expenses incurred in connection with such assistance.

(b)               The Executive agrees that he shall also promptly inform the Company if he is named a party to, or noticed for deposition in connection with, any claim pertaining to any matter arising or occurring, in whole or in part, during the period prior to the date of termination of his employment or engagement, or is otherwise contacted in any way by any party interested in any such claim. The Executive shall be permitted to obtain legal counsel of his choice in connection with any such claim subject to the prior written approval of the Company or upon a determination by the Company’s legal counsel that the Executive should retain independent legal counsel due to a conflict or potential conflict of interests.

7.               Restrictive Covenants. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Groups and their respective affiliates and accordingly agrees as follows:

(a)               During the period commencing on the Effective Date and ending on July 20, 2023 (the “Restricted Period”), the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company Group, the business of any client or prospective client:

(i)                 with whom the Executive had personal contact or dealings on behalf of the Company Group during the one-year period preceding the Executive’s termination of employment;

(ii)              with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Company Group during the one year immediately preceding the Executive’s termination of employment; or

(iii)            for whom the Executive had direct or indirect responsibility during the one year period immediately preceding the Executive’s termination of employment.

(b)               During the Restricted Period, the Executive will not directly or indirectly:

(i)                 engage in any business involved, either directly or indirectly, in (x) the acquisition of companies primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products) (any such company, a “Business”) or (y) the operation of any Business (any such business as described in subclauses (x) or (y), a “Competitive Business”);

(ii)              enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)            acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)             interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates, customers, clients, suppliers, partners, members, investors or acquisition targets.

(c)               Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(d)               During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)                 solicit or encourage any employee of the Company Group or its affiliates to leave the employment of the Company Group or its affiliates; or

(ii)              hire any such employee who was employed by the Company Group or its affiliates as of the date of the Executive’s termination of employment with the Company Group or who left the employment of the Company Group or its affiliates coincident with, or within one year prior to or after, the termination of the Executive’s employment with the Company Group.

(e)               During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company Group or its affiliates any consultant then under contract with the Company Group or its affiliates.

(f)                It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.               Confidentiality; Intellectual Property.

(a)               Confidentiality.

(i)                 The Executive will not at any time (whether during or after the Executive’s employment with the Company Group) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of the Executive’s employment in order to perform the duties of his position and in the best interests of the Company Group.

(ii)              “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to the Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)            Except as required by law, the Executive will not disclose to anyone, other than the Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that the Executive may disclose to any prospective future employer the provisions of Sections 7, 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)             Upon termination of the Executive’s employment with the Company Group for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group or its affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company Group or its affiliates, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware.

(b)               Intellectual Property.

(i)                 If the Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.

(ii)              If the Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group’s resources (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)            The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)             The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)               The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. The Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(c)               Protected Activities. Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating, or filing a complaint on possible violations of U.S. federal, state, or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the Securities and Exchange Commission, Financial Industry Regulatory Authority, Equal Employment Opportunity Commission, or National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law. The Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Moreover, the Executive shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.

9.                  Non-Disparagement. The Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company Group or its affiliates, including members of the Board and management team, or that is or reasonably would be expected to be damaging to the reputation of the Company Group or its affiliates. The Company shall not authorize any official, public communication, other than as required by law or by order of a court or other competent authority, that is disparaging of or that reflects negatively upon Executive, or that is or reasonably would be expected to be damaging to the reputation of Executive. No individual who serves as an “executive officer” of the Company (as such term is defined by Rule 3b-7 under the U.S. Securities Exchange Act of 1934, as amended) or as a member of the Board, in each case on and following the Effective Date, shall, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging of or that reflects negatively Executive, or that is or reasonably would be expected to be damaging to the reputation of Executive.

10.              Survival of Covenants; Specific Performance.

(a)               The Executive acknowledges and agrees that the provisions of Sections 7, 8, 9 and 10 of the Agreement are in addition to, and not in lieu of, any other non-competition, non-solicitation, confidentiality and/or intellectual property agreements entered into by the Executive with the Company Group. The provisions of Sections 7, 8, 9 and 10 of the Agreement shall survive the termination of this Agreement and of the Executive’s employment or engagement with the Company Group for any reason.

(b)               The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 or Section 9 of the Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.              Miscellaneous.

(a)               Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(b)               Acknowledgement. Each party hereto acknowledges and declares that he or it has read each and every paragraph of this Agreement, understands the terms and contents of this Agreement and has signed this Agreement freely, voluntarily and without coercion.

(c)               Further Instruments. The parties, and each of them, shall promptly execute and deliver such further instruments as may reasonably be necessary to effectuate any of the provisions of this Agreement.

(d)               Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)               Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(f)                Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Any dispute or controversy arising out of or relating to the Executive’s employment with the Company Group that could otherwise be resolved by a court shall be resolved through arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Any such arbitration shall be held in Denver, Colorado or in such other place as mutually agreed by the parties, unless applicable law requires otherwise. Notwithstanding the foregoing, each of the parties agrees that prior to commencing any claims for breach of this Agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York, NY, Resolutions Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of New York (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

(g)               Entire Agreement; Amendments and Waivers. This Agreement constitutes the sole and complete understanding of the parties with respect to the subject matters herein and supersedes any prior agreement or understanding among the parties with respect to such matters (including, for the avoidance of doubt, the Prior Employment Agreement and the Severance Plan except for the parties’ rights and obligations as described in Section 4 of this Agreement). This Agreement cannot be amended, modified or supplemented in any respect except by written agreement entered into and signed by the parties hereto. This Agreement may be amended in a writing executed by all parties hereto. Any waiver by the Executive or the Company Group of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof or as a waiver of a breach of any other provision.

(h)               Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled whether or not taxable as costs.

(i)                 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

(j)                 Indemnification. The Company agrees that the Executive shall continue to be a party to the Company’s standard form of indemnification agreement to which he is a party as of the Effective Date, which shall provide for indemnification for events occurring during the Executive’s service as a member of the Board, an officer of the Company or a Senior Advisor to the Company under this Agreement. The Company also agrees that the Executive shall continue to be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company maintains to indemnify its directors and officers, subject to applicable deductibles and to the terms and conditions of such policies for all acts and omissions to act occurring during the Executive’s employment and service as a member of the Board. The provisions of this Section 10(j) shall survive a termination of the Executive’s employment or engagement, termination of service as a member of the Board and any termination of this Agreement in each case for any reason.

(k)               Legal Costs. The Company shall reimburse the Executive his reasonable attorney’s fees in connection with the negotiation and revision of this Agreement in an amount not to exceed $35,000.

(l)                 Compliance with Section 409A.

(i)                 This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to the Executive are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(ii)              Any payment by the Company to the Executive under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A.

(iii)            Each payment that is a part of a series of installment payments shall be treated as separate payments.

(iv)             If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and not exempt from Section 409A as a short-term deferral or otherwise and would otherwise be paid within six (6) months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)), or, if sooner, upon the Executive’s death.

(v)               Any taxable reimbursement due under the terms of this agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

(vi)             If the period during which any release of claims, that is a condition of payment under Section 5 of this Agreement, may be entered into by the Executive in either of two of the Executive’s taxable years, such payment shall commence or be made on the earliest date permitted under the terms of the release in the second taxable year to the extent required to avoid any tax, interest or penalties under Section 409A, with the first such payment to include all payments otherwise due from the date of termination of the Executive’s employment (without interest).

(vii)          For the avoidance of doubt, the Executive shall not be entitled to receive from the Company a gross-up, an indemnity, a reimbursement or any other form of payment for any taxes incurred by the Executive under Section 409A.

[Signatures are on the following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the Effective Date.

THE EXECUTIVE:

/s/ Thomas W. Hill
Thomas W. Hill

COMPANY:

SUMMIT MATERIALS, INC.

By:	/s/ Howard L. Lance
Name: Howard L. Lance
Title: Chairman of the Board of Directors

Exhibit A

RESIGNATION LETTER

[September 1, 2020]

Effective as of [September 1, 2020], the undersigned hereby resigns from any and all positions (including as a director or officer but excluding his service as Senior Advisor in which capacity he is expected to serve through December 31, 2020) held by the undersigned with (i) Summit Materials, Inc., a Delaware corporation (the “Company”) and each of its subsidiaries (the Company, together with its subsidiaries, the “Company Group”), (ii) any affiliates of the Company Group, and (iii) each of the following organizations with respect to any and all positions held by the undersigned at such organization at the request of, or as a representative of, the Company Group: [●].

Thomas W. Hill

Exhibit B

The following table sets forth all of the equity that has been issued by the Company to the Executive prior to, and that is outstanding on, the Effective Date. In addition, the Executive holds shares of the Company’s Class A Common Stock as a result of prior vesting, exercise, or exchange in the case of LP Units, in accordance with the terms of applicable equity agreements.

Type of Award	Date of Grant	Exercise Price	Shares Subject to Award on Date of Grant	Outstanding Award
LP Units
2015 LP Units	3/11/2015	N/A	1,585,287	544,425
Warrants
2015 Warrants	3/11/2015	$18.00	29,463	29,463
Stock Options
LRO Options	3/11/2015	$ 18.00	559,181	275,248
1.75 MOIC	3/11/2015	$ 18.00	559,181	169,936
3.0x MOIC	3/11/2015	$ 18.00	167,752	90,930
LTIP 2016	2/24/2016	$ 17.07	71,938	23,979
LTIP 2017	2/28/2017	$ 23.89	51,261	51,261

Restricted Stock Units
LTIP 2018	2/28/2018	Not Applicable	51,757	17,253
LTIP 2019	2/28/2019	Not Applicable	105,537	70,358
LTIP 2020	2/28/2020	Not Applicable	69,231	69,231

Performance Stock Units
LTIP 2018	2/28/2018	Not Applicable	51,757	51,757
LTIP 2019	2/28/2019	Not Applicable	105,537	105,537
LTIP 2020	2/28/2020	Not Applicable	69,231	69,231

Exhibit C

Release of Claims

This Release of Claims (this “Release”), dated as of [●], is entered into by and between Thomas W. Hill (“Employee”) and Summit Materials, Inc.(“Employer”)(each of the foregoing individually a “Party” and collectively the “Parties”). Capitalized terms used but not defined in this Release shall have the respective meanings assigned to such terms in that certain Transition and Consulting Agreement by and between Employee and Employer, dated July 20, 2020 (the “Transition Agreement”) to which this Release is attached as an Exhibit.

RECITALS

WHEREAS, Employee has been employed by Employer and providing services pursuant to the Transition Agreement;

WHEREAS, Employee’s last date of employment with the Employer shall be December 31, 2020 (the “Separation Date”); and

WHEREAS, Employee and Employer wish to enter into this Release to facilitate a smooth transition for Employee and Employer and an amicable employment separation.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, Employee and Employer hereby agree as follows:

1.                  Employee has received the Accrued Benefits that are due to Employee as of the date of the Separation Date. Employee further acknowledges that, as of the date of Employee’s signing of this Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed.

2.                  In return for Employer’s agreement to provide Employee with the consideration referred to in Section 5 of the Transition Agreement, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their respective assigns, successors and predecessors, hereby releases and forever discharges Employer and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the Released Parties as of the date of Employee’s signing of this Release. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, Colorado anti-discrimination laws, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by Employer. The release set forth in this Release does not include (i) claims that may not be released under applicable law, (ii) claims for Accrued Benefits that are not yet due and payable to Employee as of the date of this Release, (iii) claims for indemnification to which Employee is entitled under the Indemnification Agreement entered into between the Company and Employee dated __________, 20__1, the Company’s charter or by-laws or applicable law, or any claims for coverage that Employee may have as an insured party under any contract of directors and officers liability insurance that insures directors or officers of the Company, (iv) claims to enforce rights that Employee may have as shareholder of the Company or (v) claims for breach of the Transition Agreement.

1 To be inserted.

3.                  Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Release. If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

4.                  This Release is not intended to interfere with Employee’s exercise of any protected, non-waivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Release, however, Employee acknowledges that the consideration provided pursuant to Section 5 of the Transition Agreement is in full satisfaction of any amounts to which Employee might be entitled and Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Release.

5.                  Neither this Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The parties hereto agree and understand that the consideration set forth in Section 5 of the Transition Agreement is in compliance with that which Employer is obligated to provide to Employee, and that such consideration is provided in consideration of Employee’s execution of this Release. The parties hereto agree that the consideration set forth in Section 5 of the Transition Agreement is sufficient consideration for the release being given by Employee in this Release, and for Employee’s other promises herein.

6.                  Notwithstanding anything in this Release to the contrary, nothing in this Release shall be a waiver of Employee’s right to (i) communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law, or (ii) receive an award from a Governmental Entity for information provided under any whistleblower program. Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Employer or Employer’s affiliates without prior written consent of the Employer’s Chief Legal Officer or other officer designated by the Employer.

7.                  Employee acknowledges and agrees that: (i) no promise or inducement for this Release has been made except as set forth in this the Transition Agreement; (ii) this Release is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (iii) Employee is legally competent to execute this Release and to accept full responsibility therefor; (iv) Employee has been given twenty-one (21) days within which to consider this Release; (v) Employee has used all or as much of that twenty-one (21)-day period as Employee deemed necessary to consider fully this Release and, if Employee has not used the entire twenty-one (21)-day period, Employee knowingly and voluntarily waives that period not used; (vi) Employee has read and fully understands the meaning of each provision of this Release; (vii) Employer has advised Employee to consult with an attorney concerning this Release; (viii) Employee freely and voluntarily enters into this Release; and (ix) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

8.                  This Release shall only become effective and enforceable on the eighth (8th) day following Employee’s execution of this Release within twenty-one (21) days following the Separation Date, unless Employee revokes it during the seven (7)-day revocation period by so advising Employer in writing received by Anne Lee Benedict, Chief Legal Officer, Summit Materials Holdings L.P., 1550 Wynkoop Street, 3rd Floor, Denver, CO 80202, before the end of the seventh (7th) day after its execution by Employee.

9.                  This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

10.              The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

11.              The provisions of this Release are severable. Should any provision herein be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of this Release, and this Release shall be reformed, construed and enforced to the maximum extent permitted by law.

Employee hereby declares as follows:

I, Thomas W. Hill, hereby acknowledge that I was given twenty-one (21) days following the Separation Date to consider the foregoing Release and voluntarily chose to sign the Release prior to that date.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[Signature Page Follows]

EMPLOYEE

Thomas W. Hill

Date:

SUMMIT MATERIALS, INC.

By:

Name:

Title:

[Signature Page to Release of Claims]